CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus/Proxy Statement (the "Prospectus/Proxy") and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of Evergreen International Trust of our report dated December 15, 1997, relating to the financial statements and financial highlights of Evergreen International Equity Fund (the "Fund") appearing in the Fund's October 31, 1997 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Proxy.


/s/PricewaterhouseCoopers LLP
-----------------------------

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York  10036
August 3, 1998




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